EXHIBIT 10.2

CONFIDENTIAL
ZIONS BANCORPORATION
CHANGE IN CONTROL AGREEMENT
SENIOR EXECUTIVES
[1X/2X/3X]

[DATE]

[Executive]
[Address]
Dear [Name of Executive]:
Zions Bancorporation, N.A. (the “Company”) considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel. In connection with this, the Company’s Board of Directors (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Company may exist and that the uncertainty and questions that it may raise among management could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.
The Board has decided to reinforce and encourage the continued attention and dedication of members of the Company’s management, including yourself, to their assigned duties without the distraction arising from the possibility of a change in control of the Company.
In order to induce you to remain in the employ of the Company or any of its affiliates (collectively, the “Company”), the Company hereby agrees that after this letter agreement (this “Agreement”) has been fully executed, you shall receive the severance benefits set forth in Section 5 of this Agreement in the event your employment with the Company is terminated under the circumstances described in Section 4 of this Agreement subsequent to a Change in Control (as defined in Section 2).
1.Term of Agreement.
This Agreement shall commence on the date hereof and shall continue in effect through December 31, [Year]; provided, however, that commencing on March 1, [Year], and on each March 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than March 1 of that preceding year, the Company shall have given notice that it does not wish to extend this Agreement; provided, further, that if a Change in Control (as defined in Section 2), occurs during the original or any extended term of this Agreement, the term of this Agreement shall continue in effect for a period of thirty-six (36) months beyond the month in which such Change in Control occurred. Except as set forth in the following sentence, in the event (a) your employment with the Company terminates or (b) the Compensation Committee of the Board (the “Committee”) determines in its discretion that the nature and scope of your services to the Company is fundamentally and substantially diminished (such as, without limitation, a change from acting in an executive role to acting in a consultative role), in either case prior to the date a Change in Control occurs for any reason (except as set forth below), this Agreement shall terminate as of the date of your termination of employment or diminution of services. If, at any time during the six (6) month period prior to the occurrence of a Change in Control, (i) your employment is terminated or your services are diminished prior to a Change in Control for reasons that would have constituted a termination by the Company without Cause or by you for Good Reason hereunder if such termination or diminution had occurred following a Change in Control and (ii) you reasonably demonstrate that such termination or diminution (or Good Reason event) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control, then for purposes of this Agreement, the date immediately prior to the date of such termination of employment or diminution or event constituting Good Reason shall be treated as a Change in Control for purposes of this Agreement and you will be entitled to receive the payments and benefits set forth in Section 4 below and the term of this Agreement shall continue in effect for a period of thirty-six (36) months beyond the month in which such termination of employment occurred.
2.    Change in Control. No benefits shall be payable or provided under Section 3, 4 or 5 of this Agreement unless there has been a Change in Control and any other terms and conditions set forth herein have been satisfied. For purposes of this Agreement, a Change in Control shall mean:
(a)     any Person (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities (“Outstanding Company Voting Securities”); provided, however, that the event described in this subsection (a) shall not be deemed a Change in Control by virtue of any of the following acquisitions: (i) by the Company or any corporation controlled by the Company, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, (iv) pursuant to a Non-Qualifying Transaction (as defined in subsection (c) below), (v) pursuant to any acquisition by you or any group of persons including you (or any entity controlled by you or any group of persons including you), (vi) a transaction (other than one described in subsection (c) below) in which Outstanding Company Voting Securities are acquired from the Company, if a majority of the Continuing Directors (as defined in subsection (b) below) approve a resolution providing expressly that the acquisition pursuant to this clause (vii) does not constitute a Change in Control under this subsection (a) for any or all purposes of this

Agreement or (viii) any acquisition by a Person of 20% of the Outstanding Company Voting Securities as a result of an acquisition of common stock of the Company by the Company which, by reducing the number of shares of common stock of the Company outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the Outstanding Company Voting Securities; provided, however, that if a Person shall become the beneficial owner of 20% or more of the Outstanding Company Voting Securities by reason of a share acquisition by the Company as described above and shall, after such share acquisition by the Company, become the beneficial owner of any additional shares of common stock of the Company, then such acquisition shall constitute a Change in Control;
(b)     during any period of two consecutive years, individuals who at the beginning of such period constitute the Board(hereinafter referred to as “Continuing Directors”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to such date whose election or nomination for election was approved by a vote of at least a majority of the Continuing Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be a Continuing Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a Continuing Director;
(c)     the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the

Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination are Continuing Directors (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”); provided, however, that if Continuing Directors constitute a majority of the Board immediately following the occurrence of a Business Combination, then a majority of Continuing Directors in office prior to the consummation of the Business Combination may approve a resolution providing expressly that such Business Combination does not constitute a Change in Control under this subsection (c) for any or all purposes of this Agreement;
(d)     the shareholders of the Company approve a plan of complete liquidation of the Company; or
(e)     the consummation of an agreement (or agreements) providing for the sale or disposition by the Company of all or substantially all of the Company’s assets other than a sale or disposition which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent 50% or more of the combined voting power of the acquiring entity outstanding immediately after such sale or disposition.
3.    Treatment of Certain Awards Upon a Change in Control.
(a)     In the event of a Change in Control, unless otherwise specifically prohibited under law or by the rules and regulations of a national security exchange applicable to the Company, if your employment is terminated by the Company without Cause or by you for Good Reason, in either case, within the two (2) year period following such Change in Control (or the six (6) month period prior to a Change in Control as contemplated under Section 1 above): (i) any outstanding options shall become fully vested and exercisable as of the date of such termination of your employment (and shall remain exercisable in accordance with their terms), (ii) any restricted period and other restrictions imposed on restricted stock or restricted stock units will lapse, and restricted stock units will become both vested and immediately transferrable or payable as of the date of such termination of your employment; (iii) any outstanding performance shares and performance units will become both vested and immediately transferrable or payable as of the date of such termination of your employment; and (iv) any other stock-based awards will become both vested and immediately transferrable or payable as of the date of such termination of your employment. Any shares to be delivered under any awards described in clauses (ii) through (iv) of the preceding sentence shall be delivered within 30 days following the date of such termination of employment (with the actual delivery date during such 30-day period to be determined in the Company’s sole discretion).

(b)    Immediately prior to a Change in Control, the payout opportunities attainable under any unvested Senior Management Value Sharing Awards will be deemed to have been valued and earned based on the greater of targeted performance and actual performance being attained as of the effective date of the Change in Control (as determined by the Committee in its discretion) and such Senior Management Value Sharing Awards will remain subject to time-based vesting for the remainder of the applicable performance period, subject to accelerated vesting as described in the following sentence. In the event of a Change in Control, unless otherwise specifically prohibited under law or by the rules and regulations of a national security exchange applicable to the Company, if your employment is terminated by the Company without Cause or by you for Good Reason, in either case, within the two (2) year period following such Change in Control (or the six (6) month period prior to a Change in Control as contemplated under Section 1 above), any outstanding Senior Management Value Sharing Awards will become both vested and immediately payable as of the date of such termination of your employment and shall be paid in a single lump sum within 30 days following the date of such termination of employment (with the actual payment date during such 30-day period to be determined in the Company’s sole discretion).
4.    Termination of Employment Following a Change in Control.
        (a) General. During the term of this Agreement, if a Change in Control shall have occurred, you shall be entitled to the benefits provided in Section 5(c) upon a subsequent qualifying termination of your employment, provided that such termination occurs during the term of this Agreement and within the two (2) year period immediately following the date of such Change in Control , unless such termination is (i) because of your death or Disability (as defined in Section 4(b)), (ii) by the Company for Cause (as defined in Section 4(c)), or (iii) by you other than for Good Reason (as defined in Section 4(d)).
        (b) Disability. Your employment may be terminated for Disability. “Disability” shall have the meaning prescribed to it in Section 409A(a)(2)(C) of the Internal Revenue Code.
    (c) Cause. Termination by the Company of your employment for “Cause” shall mean termination (i) upon your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after your issuance of a Notice of Termination (as defined in Section 4(e)) for Good Reason (as defined in Section 4(d)), after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (ii) upon your willful and continued failure to substantially follow and comply with the specific and lawful directives of the Board, as reasonably determined by the Board (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after your issuance of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (iii) upon your commission of an act of fraud or dishonesty resulting in material economic or financial injury to the Company, or (iv) upon your engagement in illegal conduct or gross misconduct, in each case which is materially and demonstrably injurious to the Company. For purposes of this subsection (c), no act or failure to act shall be considered “willful” unless done or omitted to be done in bad faith and without reasonable belief that your action or omission was in the best interests of the Company or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Company or upon the instructions of the Company’s chief executive officer shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. Cause shall not exist unless and until the Company has delivered to you a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board (excluding you if you are a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clause (i), (ii), (iii) or (iv) has occurred and specifying the particulars thereof in detail. The Company must notify you of any event constituting Cause within ninety (90) days following the Company’s knowledge of its existence or such event shall not constitute Cause under this Agreement.

        (d) Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without your express written consent, the occurrence within the (2) year period immediately following such Change in Control of any of the following circumstances:
(i) the assignment to you of any duties materially inconsistent with the position in the Company that you held immediately prior to the Change in Control, a significant adverse alteration in the nature or status of your responsibilities or the conditions of your employment from those in effect immediately prior to such Change in Control, or any other action by the Company that results in a material diminution in your position, authority, duties or responsibilities;
    (ii)     the Company’s reduction by more than 10% of your annual total compensation as in effect on the date hereof or as the same may be increased from time to time;

(iii) (1) the relocation of the Company’s offices at  which you are principally employed immediately prior to the Change in Control (your “Principal Location”) which results in the one-way commuting distance for you increasing by more than fifty (50) miles from your primary residence immediately prior to a Change in Control, (2) the Company’s requiring you to be based anywhere other than your Principal Location or (3) the Company’s requiring you to travel on the Company’s business to an extent substantially greater than your business travel obligations immediately prior to the Change in Control;
    (iv)     the Company’s failure to pay to you any portion of your current compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company within thirty (30) days after the date such compensation is due;
    (v)     the Company’s failure to continue (1) any material employee benefit plan, compensation plan, or material fringe benefit plan in which you participate immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or (2) your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control;
    (vi) any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4(e) hereof (and, if applicable, the requirements of Section 4(c) hereof), which purported termination shall not be effective for purposes of this Agreement; or
    (vii) the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 6(a).
Notwithstanding the foregoing, the Company placing you on a paid leave of up to ninety (90) days, pending the determination of whether there is a basis to terminate you for Cause, shall not constitute a “Good Reason” event; provided, that if you are subsequently terminated for Cause, then you shall repay any amounts paid by the Company to you during such leave period.

An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by you shall not constitute a Good Reason event. Your right to terminate employment for Good

Reason shall not be affected by your incapacity due to mental or physical illness, and your continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that you must provide a Notice of Termination within ninety (90) days following your knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.
(e) Notice of Termination. Any purported termination of your employment by the Company or by you (other than termination due to death which shall terminate your employment automatically) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7. “Notice of Termination” shall mean a notice that shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated, and (iii) specify the Date of Termination (as defined in Section 4(f)). The failure by you or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any of your or the Company’s rights hereunder or preclude you or the Company from asserting such fact or circumstance in enforcing your or the Company’s rights hereunder.
            (f) Date of Termination. “Date of Termination” shall mean (i) if your employment is terminated due to your death, the date of your death; (ii) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30)-day period), and (iii) if your employment is terminated pursuant to Section 4(c) or Section 4(d) or for any other reason (other than death or Disability), the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) days from the date such Notice of Termination is given, and in the case of a termination for Good Reason shall not be less than fifteen (15) nor more than sixty (60) days from the date such Notice of Termination is given), provided that, in each case, the Company may determine to accelerate the Date of Termination to an earlier date by providing you with notice of such action and paying you in lieu of such notice, or, alternatively, the Company may place you on paid leave during all or a portion of the period between the Notice of Termination and your Date of Termination.
5.    Compensation Upon Termination or During Disability Following a Change in Control. Following a Change in Control during the term of this Agreement, you shall be entitled to the benefits described below during a period of Disability, or upon termination of your employment, as the case may be, provided that such period or termination occurs within the two (2) year period immediately following the date of such Change in Control. The benefits to which you are entitled, subject to the terms and conditions of this Agreement, are:

            (a) If, during such period, your employment is terminated due to Disability, you shall (1) continue to receive your full base salary at the rate in effect at the commencement of any such period through your Date of Termination as set forth in Section 4(f)(ii) above, and (2) receive all other amounts to which you are entitled under any benefit or compensation plan of the Company at the time such payments are due, including all compensation payable to you under the Company’s disability plan or program or other similar plan. Thereafter, or in the event your employment is terminated by reason of your death, your benefits shall be determined under the Company’s retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.
            (b) If your employment shall be terminated (i) by the Company for Cause or (ii) by you other than for Good Reason, the Company shall pay you (1) your full base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, (2) the unpaid portion, if any, of any annual bonus for any prior year, and (3) all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.
    (c) If your employment by the Company shall be terminated by you for Good Reason or by the Company other than for Cause or Disability, then you shall be entitled to the benefits provided below:
(i)    the Company shall pay to you (1) within ten (10) days following the Date of Termination a lump sum cash amount equal to the sum of (A) your full base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus (B) the unpaid portion, if any, of any annual bonus for the prior year, plus (C) an amount equal to your targeted annual bonus for the year in which your Date of Termination occurs, pro-rated from January 1 of the termination year through the Date of Termination and (2) all other amounts to which you are entitled under any benefit or compensation plan of the Company at the time such payments are due;
(ii)    the Company shall pay as severance to you within ten (10) days following the Date of Termination, a lump sum severance payment equal to the sum of [one (1)/two (2)/three(3)] times the sum of (1) your annual base salary as in effect as of the Date of Termination or immediately prior to the Change in Control, whichever is greater, plus (2) your targeted annual bonus as in effect as of the Date of Termination or the average annual bonus awarded to you (without reduction by reason of any arrangement to defer payment of such bonus) with respect to the three (3) years immediately prior to the Change in Control, whichever is greater;

(iii)    for a period of [one (1)/two (2)/three (3)] years following the Date of Termination, the Company shall continue to provide you and your eligible family members, based on the cost sharing arrangement between you and the Company on the date of the Change in Control, with medical and dental health benefits at least equal to those which would have been provided to you and them if your employment had not been terminated or, if more favorable to you, as in effect generally at any time thereafter, provided, however, that such benefits shall be secondary to any other coverage obtained by you and provided, further, that if the Company’s welfare plans do not permit such coverage, the Company will provide you and your eligible family members with medical and dental health benefits (with the same after-tax effect) outside of such plans. At the termination of the benefits coverage under the preceding sentence, you, your spouse and your dependents shall be entitled to continuation coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, as if you had terminated employment with the Company on the date such benefits coverage terminates;

(iv)    for a period of two (2) years following the Date of Termination, the Company shall, at its sole expense as incurred, provide you with outplacement services, the scope and provider of which shall be selected by you in your sole discretion, at an aggregate cost to the Company not to exceed twenty five percent (25%) of your annual base salary as in effect as of the Date of Termination or immediately prior to the Change in Control, whichever is greater. Except as otherwise expressly provided herein, to the extent any expense reimbursement under this clause (iv) is determined to be subject to Section 409A (as defined below), the amount of any such expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit;
(v)    you shall be fully vested in your accrued benefits under any qualified or nonqualified pension, profit sharing, deferred compensation or supplemental plans maintained by the Company for your benefit, except to the extent that the acceleration of vesting of such benefits would violate any applicable law or require the Company to accelerate the vesting of the accrued benefits of all participants in such plan or plans, in which case the Company may elect to pay you within 30 days following the Date of Termination a lump sum payment in an amount equal to the value of such unvested accrued benefits in lieu of accelerating the vesting of your benefits to the extent such payment is permitted under Section 409A;
(vi)    (1)    Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company or any affiliated entity to or for your benefit (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”) (1) constitute “parachute payments” within the meaning of Section 280G of the Code, and (2) but for this Section 5(c)(vi), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments will be either (x) delivered in full or (y) delivered as to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax (and any equivalent state or local excise taxes), results in the receipt by you on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be taxable under Section 4999 of the Code.
(2)    Unless you and the Company otherwise agree in writing, all determinations required to be made under this Section 5(c)(vi) shall be made in writing by a nationally recognized accounting or consulting firm selected by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and you within fifteen (15) business days of the receipt of notice from the Company or you that there has been a Payment, or such earlier time as is requested by the Company. , For purposes of making the calculations required by this Section 5(c)(vi) the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company agree to furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this provision. All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. Any reduction in the Payments required by this provision will occur in the following order, as applicable: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to you. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. The determination by the Accounting Firm shall be conclusive and binding upon the Company and you for all purposes (except as provided in subsection (3) below).

(3)    If it is established pursuant to a final determination of a court or Internal Revenue Service (“IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, you by the Company, which are in excess of the limitations provided in this Section 5(c)(vi) (hereinafter referred to as an “Excess Payment”), you shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of your receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section 5. In the event that it is determined (A) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (B) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to you within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to you until the date of payment.
To the extent you receive the benefits described in this clause (c) above, you waive and shall not be entitled to any severance or similar benefits provided by the Company to employees generally.
        6.    Successors; Binding Agreement.
(a)    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to terminate your employment and receive compensation from the Company in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. Unless expressly provided otherwise, “Company” as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets as aforesaid.

(b)    This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.
7.    Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a), if prior to a Change in Control, when delivered by email or other electronic transmission (i) by you to the Company at the email address then in effect of the Secretary of the Company or (ii) by the Company to you at your Company email address then in effect or (b), if after a Change in Control, when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, (i) by you to the Company addressed to the Company at the then current address of the Secretary of the Company, with the notice directed to the attention of the Board with a copy to the Secretary of the Company or (ii) by the Company to you at the addresses set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
        8.    Confidentiality, Non-Competition and Non-Solicitation Covenants.
(a) Confidentiality. You hereby agree that you shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). You agree that, upon termination of your employment with the Company, all Confidential Information in your possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by you or furnished to any third party, in any form except as provided herein; provided, however, that you shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (i) was publicly known at the time of disclosure to you, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity, or (iii) is lawfully disclosed to you by a third party. As used in this Agreement, the term “Confidential Information” means: information disclosed to you or known by you as a consequence of or through your relationship with the Company, about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company.

(b)    Non-Compete. You hereby agree that, for the period commencing on the Date of Termination and terminating on the first anniversary thereof, you shall:
(i) not, directly or indirectly (whether as principal, agent, independent contractor, consultant, employee or otherwise), own, manage, operate, join, control or otherwise carry on, participate in the ownership, management, operation or control of, provide services to, or be engaged in or concerned with, any business competitive with that of the Company or any of its affiliates, which business is located within, or does business within, 50 miles of your primary work location at the time of termination of your employment (for purposes of the foregoing, any business competitive with the Company or any of its affiliates shall include any organizational activities with respect to a business that would be so competitive once such business is organized and operating and shall include, but not be limited to, a bank, a savings and loan, a credit union, a broker-dealer or an entity providing investment advisory services) (a “Competing Business”), provided that you shall not be prohibited from owning passively less than 5% of a Competing Business;
(ii) inform any person which seeks to engage your services that you are bound by this Section 8(b) and the other terms of this Agreement.
            (c)    Non-Solicitation. You hereby agree that, for the period commencing on the Date of Termination and terminating on the first anniversary thereof, you shall not, either on your own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who is an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 8(c).
            (d)     Survival. Any termination of your employment or of this Agreement following your Date of Termination (or breach of this Agreement by you or the Company) shall have no effect on the continuing operation of this Section 8.
            (e)     Validity. The parties hereto acknowledge that the potential restrictions on your future employment imposed by this Section 8 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 8 unreasonable in duration or geographic scope or otherwise, you and the Company hereby agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.
            (f)     Consideration. The parties acknowledge that this Agreement would not have been entered into and the benefits described in Sections 3 and 5 would not have been promised in the absence of your promises under this Section 8.
9.    Governing Law.
The validity, interpretation, construction and performance of this Agreement shall be governed on a non-exclusive basis by the laws of the State of Utah without giving effect to its conflicts of laws rules.
10.    Joint and Several Liability.
Any successors or assigns shall be jointly and severally liable with the Company under this Agreement.
11.    Miscellaneous.
No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any obligations of the Company under Sections 5 and 6 shall survive the expiration of the term of this Agreement. The section headings contained in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
12.    Withholding Taxes. The Company may withhold from all payments due to you (or your estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.
13.    Severability.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
    14.    Execution; Delivery; Counterparts.
This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Each party hereto may deliver this Agreement to the other by electronic means, including without limitation by delivery of a scanned copy of the signature page of this Agreement.
15.    Legal Fees. In addition to all other amounts payable to you under this Agreement, the Company shall pay to you all reasonable legal fees and expenses incurred by you in connection with any Dispute arising out of or relating to this Agreement or the interpretation thereof (including, without limitation, all such fees and expenses, if any, incurred in contesting or disputing any termination of your employment or in seeking to obtain or enforce any right or benefit provided by this Agreement, or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder), regardless of the outcome of such proceeding; provided, however, that in the event you commence such action, you shall not be entitled to recover such fees and costs if the court determines that you brought the claim in bad faith or the claim was frivolous.
        16.    At-Will Employment.
Nothing in the foregoing diminishes or alters the Company’s policy of at-will employment for all employees, where both the Company and you may terminate the employment relationship at any time and for any reason, with or without cause or notice.
        17.    Effectiveness; Entire Agreement. This Agreement shall become effective only upon our receipt from you prior to [DATE] (or such later date as the Company may accept in its sole discretion) of a copy of this Agreement executed by you and the Company.
This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, any prior severance agreements or any prior change in control agreements [for executives party to an existing change in control agreement -- (including a Zions Bancorporation Change in Control Agreement between you and the Company)], is hereby terminated and cancelled. Without limiting the foregoing, you expressly agree that your receipt of the benefits provided under this agreement following a Change in Control shall be in lieu of and shall terminate all rights and benefits held by you under the Zions

Bancorporation Severance Benefits Plan (or any predecessor or successor plan) or, if you have received benefits under an such severance plan, the amounts received under such severance plan will offset the Company’s obligations under this agreement. Any of your rights hereunder shall be in addition to any rights you may otherwise have under benefit plans or agreements of the Company to which you are a party or in which you are a participant, including, but not limited to, any Company sponsored employee benefit plans and stock options plans. Provisions of this Agreement shall not in any way abrogate your rights under such other plans and agreements.
18.    Section 409A.
(a)    This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the applicable regulations thereunder, “Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision will be read, or will be modified (with the mutual consent of the parties, which consent will not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement will comply with Section 409A. For purposes of Section 409A, each payment made under this Agreement will be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of payment.
(b)    All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.
(c)    Notwithstanding anything to the contrary in this Agreement or elsewhere, if you are a “specified employee” as determined pursuant to Section 409A of the Code (“Section 409A”) as of the date of your “separation from service” (within the meaning of Final Treasury Regulation 1.409A-1(h)) and if any payment or benefit provided for in this Agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting you to “additional tax”, interest or penalties under Section 409A, then any such payment or benefit that is payable during the first six months following your “separation from service” shall be paid or provided to you in a cash lump-sum, with interest at the

Company’s Prime Rate, on the first business day following the six-month anniversary of your “separation from service”.  In addition, any payment or benefit due upon a termination of your employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to you upon a “separation from service”.
If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which shall then constitute our agreement on this subject.

Sincerely,
ZIONS BANCORPORATION, N.A.

By:    ______________________________
Its: ______________________________

___________________________
[Name of executive]
Dated: _____________________

18